This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 18, 1999 and the related Letter of Transmittal (and any amendments thereto) and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                COACH USA, INC.

                                       AT

                              $42.00 NET PER SHARE

                                       BY

                               SCH HOLDINGS CORP.

                                A SUBSIDIARY OF

                            STAGECOACH HOLDINGS PLC

     SCH Holdings Corp., a Delaware corporation (the "Purchaser") and a subsidiary of Stagecoach Holdings Plc, a public limited company organized under the laws of Scotland (the "Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Coach USA, Inc., a Delaware corporation (the "Company"), at a purchase price of $42.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 18, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME,
            ON MONDAY, JULY 26, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) at the expiration of the Offer there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all Shares entitled to vote generally in the election of directors or in a merger, (2) the expiration or termination of any and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) (A) the receipt by the Parent of a favorable informal advisory opinion from the staff of the United States Surface Transportation Board (the "STB") to the effect that the proposed use of the Voting Trust (as defined below) will effectively insulate the Parent from acquiring unlawful control of the Company and such advisory opinion not having been withdrawn or (B) the STB having approved the Parent's acquisition of the federally regulated carriers controlled by the Company and (4) a majority of the ordinary shares of the Parent present and voting at an extraordinary meeting of shareholders having duly adopted resolutions approving the acquisition by the Parent of the Company pursuant to the Offer and the Merger (as defined below), and certain related matters.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger, as described below.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 1999 (the "Merger Agreement"), by and among the Parent, the Purchaser, SCH Acquisition Corp. ("Merger Sub") and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into the Company (the "Merger"), and each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company or any subsidiary of the Company and each Share owned by the Parent, the Purchaser or any other subsidiary of the Parent, which shall be cancelled, and other than Shares, if any, held by stockholders who have properly exercised appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $42.00 in cash, the per Share price paid in the Offer payable to the holder thereof, without interest, upon the surrender of the certificate formerly representing such Share, less any required withholding taxes. Following the effective time of the Merger, the Parent may, at its option, cause the Company to be merged with and into the Purchaser. Alternatively, the Parent may elect to structure the Merger so that the Company is merged with and into the Purchaser, Merger Sub, or another direct or indirect wholly owned subsidiary of the Parent, or another direct or indirect wholly owned subsidiary of the Parent is merged with and into the Company; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the Merger or the treatment of the holders of the Company Stock Options (as defined in Section 11 of the Offer to Purchase), (ii) materially impede or delay consummation of the Merger, or (iii) release the Parent from any of its obligations under the Merger Agreement. If more than 80% of the Shares are purchased by the Purchaser in the Offer, the Parent currently intends to restructure the Merger as a merger of the Company with and into the Purchaser. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and recommends that holders of Shares tender their Shares to the Purchaser pursuant to the Offer. Each of the directors of the Company has entered into a Tender Agreement with the Parent and the Purchaser pursuant to which such persons have agreed to tender to the Purchaser pursuant to the Offer an aggregate of 1,499,921 Shares, or approximately 5.9% of the Shares outstanding on the date hereof, and any other Shares acquired by such directors.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to IBJ Whitehall Bank & Trust Company (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company or the Philadelphia Depositary Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures

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

set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     The term "Expiration Date" means 10:00 a.m., New York City time, on July 26, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 16, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, in which case any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. A notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

     Promptly upon the purchase by the Parent, the Purchaser or their affiliates of Shares, such Shares will be deposited in one of several independent voting trusts (collectively, the "Voting Trust") in accordance with the terms of one of the voting trust agreements to be entered into among the Parent, the Purchaser and various voting trustees, pending approval by the STB of the acquisition of control by the Parent of the Company.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the

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

names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                            New York, New York 10260
                                 (212) 648-3509
                                       or
                         Call Toll-Free (877) 874-2781

June 18, 1999

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